                                  EXHIBIT 5.1
                                  -----------


                               January 28, 1998



National Commerce Bancorporation
One Commerce Square
Memphis, TN 38150


     Re:  Form S-4 Registration Statement to
          850,000 Shares of Common Stock, Par Value $2.00
          per Share, of National Commerce Bancorporation
          ----------------------------------------------


Ladies and Gentlemen:

     I have acted as counsel for National Commerce Bancorporation ("NCBC"), a Tennessee corporation ("NCBC"), in connection with the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 850,000 shares of NCBC common stock, par value $2.00 per share, to be issued in connection with the Agreement and Plan of Merger, dated as of January 26, 1998 (the "Merger Agreement"), among NCBC, National Commerce Community Bancorp II, Inc. and Bancshares of West Memphis, Inc. As such counsel, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.

     Based upon the foregoing, I am of the opinion that the shares of Common Stock, par value $2.00 per share, of NCBC issuable in connection with the Merger Agreement have been duly authorized and, when issued in accordance with the terms of the Merger Agreement as described in the Registrant Statement, will be validly issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an Exhibit to the Registrant Statement and to the reference to me under the caption "Legal Matters" in the Information Statement-Prospectus that is included in the Registration Statement.


                                        Sincerely,


                                        /s/ Susan F. Warner
                                        ---------------------
                                        Susan F. Warner